Exhibit 10.2

SEPARATION AGREEMENT

WHEREAS, Plamen Mitrikov (“Mr. Mitrikov”) has been employed by RAIT Financial Trust (“RAIT”); and

WHEREAS, RAIT and Mr. Mitrikov are party to that certain Employment Agreement dated as of June 8, 2006, as amended December 15, 2008 (as amended, the “Employment Agreement”) and to that certain Letter Agreement dated as of August 7, 2008 (together with the Employment Agreement, the “Employment Agreements”); and

WHEREAS, RAIT and Mr. Mitrikov have mutually agreed that Mr. Mitrikov’s employment with RAIT will terminate on July 15, 2011;

WHEREAS, this Separation Agreement (this “Agreement”) is intended to set forth the terms and conditions of that termination; and

NOW, THEREFORE, the parties, intending to be legally bound, agree as follows:

1. Termination of Employment. (a) RAIT and Mr. Mitrikov have mutually agreed that Mr. Mitrikov’s employment with RAIT and its affiliates pursuant to his Employment Agreement will terminate (the “Termination”) on July 15, 2011 (the “Termination Date”). On July 29, 2011, RAIT will pay Mr. Mitrikov $825,000 (the “Amount”). The parties hereto agree that payment of the Amount satisfies all obligations of RAIT and its affiliates to Mr. Mitrikov in connection with the Termination and that RAIT and its affiliates have no further obligations to Mr. Mitrikov under the Employment Agreements or otherwise, except that: (a) Mr. Mitrikov may submit a final expense report for reimbursement by RAIT in accordance with Section 3.6 of the Employment Agreement, (b) any rights of Mr. Mitrikov under RAIT’s or its subsidiaries’ 401(k) and profit sharing plans will be governed by the terms of the applicable plan document and any rights of Mr. Mitrikov pursuant to COBRA under RAIT’s or its subsidiaries’ medical benefit plans shall continue in accordance with the requirements of applicable law, (c) Mr. Mitrikov’s rights pursuant to the Unit Award Agreement delivered by RAIT to Mr. Mitrikov dated as of January 26, 2010 relating to the remaining 26,666 vested Unit Awards (as adjusted to reflect the reverse stock split of RAIT’s common shares effective June 30, 2011) (the “Remaining Phantom Units”) shall continue in accordance with the terms thereof and (d) Mr. Mitrikov’s rights under the Indemnification Agreements (the “Indemnification Agreements”) entered into by Mr. Mitrikov and RAIT and its subsidiary, Taberna Realty Finance Trust (“Taberna”) shall continue in accordance with the terms thereof. Mr. Mitrikov agrees and acknowledges that, other than any obligations of RAIT under the Remaining Phantom Units, RAIT and its affiliates have no remaining obligations to him pursuant to any other equity compensation awarded to Mr. Mitrikov by RAIT or its affiliates. As of the Termination Date, Mr. Mitrikov will cease to be a director, officer or employee of RAIT or its affiliates and shall have no authority to bind RAIT or its affiliates. RAIT agrees to waive the Restrictive Covenant (as defined in the Employment Agreement) in Section 6.1(a) of the Employment Agreement as of the Termination Date.

2. Release. (a) For the consideration described herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Mr. Mitrikov and his heirs, executors and administrators, intending to be legally bound, hereby release and discharge RAIT, and its subsidiaries, affiliates, and its and their officers, trustees, directors, shareholders, employees, agents, other representatives, successors, assigns, heirs, executors, and administrators (hereinafter referred to collectively as “Releasees”), from any and all causes of actions, suits, debts, claims and demands whatsoever, arising out of Mr. Mitrikov’s employment with RAIT or any of the Releasees and the termination of that employment relationship, which he ever had, now has, or may have against RAIT or any other Releasee. Particularly, but without limitation, Mr. Mitrikov releases any claims relating in any way to his employment or the termination of his employment relationship with RAIT or any other Releasee, including any claims arising out of the Employment Agreements or under any federal, foreign, state or local laws, including without limitation, Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000e et seq., as amended, the Americans with Disabilities Act, 42 U.S.C. § 12101 et seq., the Employee Retirement Income Security Act, 29 U.S.C. § 1001 et seq., as amended, the Family & Medical Leave Act, 29 U.S.C. § 2601 et seq., Worker Adjustment and Retraining Notification, 29 U.S.C. § 2101 et seq., the New York State Human Rights Law, § 296 et seq., the New York City Human Rights Law, § 8-107 et seq., any regulations promulgated thereunder and any common law claims, as well as all claims for counsel fees and costs. Notwithstanding the foregoing, this Release shall not (i) limit Mr. Mitrikov’s ability to assert a defense or set-off against any claims asserted by any Releasee in any forum or (ii) limit Mr. Mitrikov’s rights under the Indemnification Agreements.

(b) Mr. Mitrikov agrees that neither he, nor any person, organization, or other entity on his behalf, will share in any remedy against any of the Releasees, involving any matter occurring at any time in the past up to and including the date of this Agreement, or involving any continuing effects of any actions or practices which may have arisen or occurred on or prior to the date of this Agreement, including any charge of discrimination or complaint under any and all federal, state, or local laws, and any common law claims now or hereafter recognized, as well as all claims for counsel fees and costs.

3. Agreements and Acknowledgements. Mr. Mitrikov agrees and acknowledges as follows:

(a)	Mr. Mitrikov will not disparage or defame in any way any of the Releasees or any of RAIT’s or its affiliates products or services, and RAIT will not disparage or defame in any way Mr. Mitrikov.

(b)	Mr. Mitrikov agrees that he remains subject to the Restrictive Covenants in Section 6.1(b) and Section 6.1(c) of the Employment Agreement and that RAIT may, without limitation, exercise the rights and remedies referenced in Section 6.2 of the Employment Agreement in connection with any breach thereof. The duration of any such Restrictive Covenant, where applicable, shall begin on the Termination Date.

(c)	Mr. Mitrikov remains subject to RAIT’s Insider Trading Policy until such time as he is not aware of any material nonpublic information concerning RAIT, which will not be before two trading days following the date of RAIT’s earnings release for quarter ending June 30, 2011.

(d)	Mr. Mitrikov shall deliver all property of RAIT to the person designated by RAIT to receive same, including keys, identification cards, cellphones, blackberries, computers, records and information belonging to RAIT (including any documents, memoranda or files, stored in whatever media).

(e)	For so long as the Indemnification Agreements remain in effect and Mr. Mitrikov is indemnified thereunder, Mr. Mitrikov promises to assist RAIT with the transition of his job responsibilities to other employees of RAIT and its affiliates for six months following the Termination Date and to provide reasonable cooperation to RAIT and its attorneys in connection with any investigations, lawsuits, or other proceedings in which RAIT or its employees may become involved, in each case with respect to work performed for RAIT by Mr. Mitrikov prior to the Termination Date.

(f) Mr. Mitrikov acknowledges and agrees that he will be fully responsible for the payment of any and all taxes (including, but not limited to, any and all applicable federal, state, and local income, excise, penalty or other taxes, plus interest) due and owing by him as a result of RAIT’s payment to him of the Amount and RAIT’s payment of any amounts or delivery of RAIT common shares to him pursuant to the Remaining Phantom Units.

(g) Mr. Mitrikov agrees and acknowledges that this Agreement is not and shall not be construed to be an admission of any violation of any federal, state or local statute or regulation, or of any duty owed to Mr. Mitrikov by RAIT.

(h)	Mr. Mitrikov agrees, covenants and promises that he will not communicate or disclose the terms of this Agreement to any persons with the exception of members of Mr. Mitrikov’s immediate family, legal counsel, and personal tax and financial advisors, and such representatives of Mr. Mitrikov whose knowledge of the terms of this Agreement is necessary for business purposes.

(i)	Mr. Mitrikov certifies that RAIT has not made any representations to Mr. Mitrikov concerning this Agreement other than those contained herein.

(j)	Mr. Mitrikov acknowledges and agrees as follows:

(i)	That he has read the terms of this Agreement, that he had a reasonable period to review it and that he understands its terms and effects, including the fact that he has agreed to RELEASE AND FOREVER DISCHARGE RAIT and the other Releasees from any legal action arising out of his employment relationship with RAIT or any of the Releasees or the Employment Agreements, the terms and conditions of that employment relationship, and the termination of that employment relationship;

(ii)	That he has signed this Agreement voluntarily and knowingly in exchange for the consideration described herein, which he acknowledges is adequate and satisfactory to him; and

(iii)	That he has been advised and is hereby advised in writing to consult with his attorney prior to signing this Agreement.

5. Indemnification, Litigation and Related Matters. The Indemnification Agreements and the provisions of RAIT’s Directors and Officers liability insurance policies (“D&O Policies”), Declaration of Trust and Bylaws relating to indemnification and advancement of expenses to officers of RAIT shall continue to apply to Mr. Mitrikov with respect to work performed for RAIT by Mr. Mitrikov prior to the Termination Date. In addition, any changes to such provisions subsequent to the Termination Date that are generally applicable to conduct of officers of RAIT occurring prior to the Termination Date shall apply to Mr. Mitrikov. RAIT shall continue to maintain liability insurance covering Mr. Mitrikov with respect to work performed for RAIT by Mr. Mitrikov prior to the Termination Date on the same or substantially similar terms as for any other officer. RAIT agrees to keep Mr. Mitrikov reasonably apprised of the status of any Proceedings (as defined in the Indemnification Agreement with Taberna) that may implicate him or his conduct and/or might give rise to a right to indemnification under the Indemnification Agreements or otherwise, including promptly providing relevant publically available documents such as pleadings and material filings.

6. Miscellaneous. Mr. Mitrikov and RAIT hereby certify that each has read the terms of this Agreement, and that each understands this Agreement’s terms and effects. The parties acknowledge that the performance of the promises of each are expressly contingent upon the fulfillment and satisfaction of the obligations of the other party as set forth in this Agreement. This Agreement contains the entire agreement and understanding between Mr. Mitrikov and RAIT with respect to any and all disputes or claims that Mr. Mitrikov has, or could have had, against RAIT as of the date this Agreement is executed, and supersedes all other agreements between Mr. Mitrikov and RAIT with regard to such disputes or claims. This Agreement shall not be changed unless in writing and signed by both Mr. Mitrikov and RAIT. This Agreement will be construed in accordance with the laws of the state of New York, which, together with the laws of the United States of America, will control any and all disputes or questions of interpretation arising hereunder.

IN WITNESS WHEREOF, and intending to be legally bound hereby, the parties have executed the foregoing Agreement as of this 15th day of July, 2011.

PLEASE READ CAREFULLY. THIS AGREEMENT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

/s/ Plamen Mitrikov
Plamen Mitrikov

RAIT Financial Trust

By:	/s/ Raphael Licht
Name: Raphael Licht
Title: Chief Operating Officer & Secretary